Exhibit 99.1

NEWS RELEASE	#16-02

CARBO Announces Fourth Quarter and Fiscal Year 2015 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly ceramic proppant sales volumes outperformed rig count decline.

•	Completed first well with KRYPTOSPHERE® LD.

•	Completed first Gulf of Mexico water injection well with FUSIONTM.

•	Continued to make progress on cash preservation and cost reduction strategy.

•	Quarterly revenues of $56.8 million, with GAAP net loss of $50.0 million, or a loss of $2.17 per share.

•	GAAP net loss includes $30.5 million, or $1.32 per share, of after-tax charges and $5.7 million, or $0.25 per share, of after-tax costs associated with slowing and idling production.

HOUSTON, TX (January 28, 2016) – CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $50.0 million, or a loss of $2.17 per share, on revenues of $56.8 million for the quarter ended December 31, 2015. The GAAP net loss includes $30.5 million, or $1.32 per share, of after-tax charges and $5.7 million, or $0.25 per share, of after-tax costs associated with slowing and idling production.

CEO Gary Kolstad commented, “We continued to navigate through the severe oil and gas industry downturn during the fourth quarter of 2015. Our ceramic proppant sales volumes finished better than expected, declining only 9% sequentially compared to a 13% decline in the average North American rig count. U.S. imports of low quality Chinese ceramic proppant have been virtually non-existent for the last three quarters.

“Our cash preservation and cost reduction strategy continues to yield positive results. We evaluate market activity and adjust our plant utilization on a regular basis to maximize cost efficiencies, in order to maintain our position as North America’s highest quality, lowest cost ceramic proppant producer.

“We remain focused on advancing our production enhancement technologies. These technologies, which increase hydrocarbon recovery and lower finding and development costs for E&P operators, continued to result in new client gains across most of the major oil and gas basins in North America. We have completed the first line of the plant retrofit to enable production of KRYPTOSPHERE, which is another important step in driving our production enhancement technologies forward. With this retrofit, we can now produce up to 100 million pounds of KRYPTOSPHERE annually. In addition, we completed our first KRYPTOSPHERE LD job in a high profile well during the fourth quarter of 2015.

“We believe new production enhancement technologies will be key in CARBO’s future success. Although 2015 was a difficult year from an industry activity perspective, our new technology revenues nearly tripled in 2015 as compared to 2014. This is a testament to E&P operators’ focus on better well economics,” Mr. Kolstad said.

CARBO Ceramics Fourth Quarter and Fiscal 2015 Earnings Release

January 28, 2016

Fourth Quarter Results

Revenues for the fourth quarter of 2015 decreased 66%, or $111.0 million, compared to the fourth quarter of 2014. The decrease was primarily attributable to a 60% reduction in the average North American rig count which resulted in a decrease in proppant sales volumes (as specified in the Proppant Sales Volumes table below) and associated reductions in the average selling prices.

Operating loss for the fourth quarter of 2015 was $76.6 million compared to an operating profit of $12.3 million in the fourth quarter of 2014. In addition to the decline in revenue, the Company expensed $8.6 million in unabsorbed production costs as a result of low production levels and idled facilities. Operating loss was further impacted by $49.0 million in charges detailed in the table below. The impact of these items was partially offset by SG&A cost cutting measures implemented in early 2015 and throughout the year.

Net loss for the fourth quarter of 2015 was $50.0 million, compared to net income of $0.4 million in the fourth quarter of 2014.

Proppant Sales Volumes (in million lbs)	Three Months Ended December 31,
	2015	2014
Ceramic	214	409
Northern White Sand	47	413

Total	261	822

Summary of Miscellaneous Charges and Other Production Costs

Miscellaneous Charges (Gains) (In thousands)	Three Months Ended December 31,
	2015	2014
Impairment of Long-Lived and Other Assets	$43,697	$10,164
Impairment of Goodwill and Intangible Assets	9,497	—
Severance, Inventory and Other Charges	4,610	2,565
China CTA gain	(8,853)	—
Tax effect & Bonus Depreciation Election	(18,474)	2,939

After-tax Total	$30,477	$15,668

Other Production Costs (In thousands)	Three Months Ended December 31,
	2015	2014
Slowing and idling production	$8,566	$—
Tax effect	(2,835)	—

After-tax Total	$5,731	$—

CARBO Ceramics Fourth Quarter and Fiscal 2015 Earnings Release

January 28, 2016

Full Year Results

For the year ended December 31, 2015, revenues decreased 57%, or $368.8 million, compared to 2014. The decrease was primarily attributable to a 48% reduction in the average North American rig count which resulted in a decrease in proppant sales volumes (as specified in the table below) and associated reductions in the average selling prices.

CARBO’s worldwide ceramic and sand proppant sales volumes totaled 1.64 billion pounds for the full year 2015, a decrease of 40% compared to 2014.

Full year reported net loss for 2015 was $109.5 million, compared to reported net income of $55.6 million in 2014.

Proppant Sales Volumes (in million lbs)	Twelve Months Ended December 31,
	2015	2014
Ceramic	818	1,618
Northern White Sand	819	1,131

Total	1,637	2,749

Technology and Business Highlights

•	First production and application of KRYPTOSPHERE LD occurred in the fourth quarter. It joins KRYPTOSPHERE HD as another proppant in the KRYPTOSPHERE ultra-conductive proppant technology platform to maximize hydrocarbon flow for the life of the well. KRYPTOSPHERE LD is a low density, high strength, and highly conductive proppant that can be used in a wide range of depths, including deeper well applications. This first use of KRYPTOSPHERE LD proppant was in a 13,000 foot, high profile well. Because of the unique features of KRYPTOSPHERE LD, the need for gel and cross-linked fluids was eliminated in this job. This led to a reduction in overall completion cost and additional client interest in the region. KRYPTOSPHERE LD is engineered to provide ease of placement, durability, strength, and a volume advantage in the fracture.

•	Our recently commercialized FUSION proppant pack consolidation technology was used on a deep-water Gulf of Mexico water injection well. In this Frac and Pack stimulation treatment, FUSION was employed to create a high-integrity, high-permeability pack in both the formation and annulus. This pack can be established with minimal closure stress, is designed to retain its integrity under high water-injection rates and can be monitored for stability over the life of the well. FUSION’s chemistry is designed to provide predictable and reliable control during placement, relieving the operator of concerns with reversing out after any premature screenouts.

•	SCALEGUARD® proppant-delivered, scale-inhibiting technology sales continue to gain momentum due to positive performance results in multiple basins across North America. SCALEGUARD has now been used in hundreds of frac stages, and the success has been outstanding. We are not aware of any workovers on wells that have used SCALEGUARD, and some of them have been on production for over 600 days. A single scale inhibition treatment with SCALEGUARD can significantly increase production for the life of the well and dramatically reduce lease operating expense.

CARBO Ceramics Fourth Quarter and Fiscal 2015 Earnings Release

January 28, 2016

•	Given the growing market acceptance of the GUARDTM family of technologies, CARBO augmented its technology center with diagnostic equipment to provide client feedback on the effectiveness of their treatments. In addition, a field service organization was created to focus solely on GUARD technology sampling and reporting.

•	CARBONRT® continues to see international interest, with placement in two Australian wells. This inert detection technology was used to confirm that the fractures were contained within the targeted pay zone and did not extend into surrounding water-bearing zones. These wells are in one of the largest tight-gas fields on the continent.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “The continued decline in commodity prices creates an increasingly challenging operating environment as completion activity by E&P operators remains very depressed. Various industry sources have estimated that the North American rig count will likely decline by double digits in the first quarter of 2016 compared to the fourth quarter of 2015. With a lower rig count, we expect continued pressure on our proppant sales in the first half of 2016.

“As we move into 2016, managing cash and our cost structure will be important to navigate what looks like another very challenging year. We expect to spend less than $10 million in capital expenditures in 2016, a significant decrease when compared to 2015. In addition, as previously announced, the Board of Directors decided to suspend the dividend. Going forward, we will continue to assess our liquidity needs and make adjustments to manage cash flows.

“In today’s lower commodity price environment, it’s vital that E&P operators reduce their cost to produce oil and gas. We remain excited about CARBO’s technology platforms and our ability to deliver solutions that lower E&P operators’ total finding and development costs while maximizing production. KRYPTOSPHERE continues to be adopted in the industry, with the first KRYPTOSPHERE LD well pumped in the fourth quarter of 2015. Initial results from the completion of this high profile well are expected in the near future. In addition to engineering a superior proppant in KRYPTOSPHERE, we continue to differentiate CARBO via our proppant-delivered production enhancement technologies. SCALEGUARD, a cost-effective scale-inhibitor solution, continues to see client gains. Field trials for other Guard products, such as SALTGUARDTM, are ongoing, and we expect additional field trials of our other technologies in 2016. Advancing our industry-leading technologies should provide a solid foundation and source of differentiation once we emerge from this downturn,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s fourth quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10078283

CARBO Ceramics Fourth Quarter and Fiscal 2015 Earnings Release

January 28, 2016

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through February 4, 2016 at 9:00 a.m. Eastern Time. To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers). Please reference conference number 10078283. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO® focuses on integrating technologies to produce engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing, and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation on hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics Fourth Quarter and Fiscal 2015 Earnings Release

January 28, 2016

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands except per share)		(In thousands except per share)
Revenues	$56,768	$167,798	$279,574	$648,325
Cost of sales	71,996	126,680	335,699	467,045

Gross (loss) profit	(15,228)	41,118	(56,125)	181,280
SG&A expenses	16,297	18,575	62,199	72,535
Start-up costs	797	—	797	811
Loss on disposal or impairment of assets	44,259	10,215	44,111	15,079

Operating (loss) profit	(76,581)	12,328	(163,232)	92,855
Other (expense) income, net	(317)	(326)	(517)	16

(Loss) income before income taxes	(76,898)	12,002	(163,749)	92,871
Income tax (benefit) expense	(26,858)	11,603	(54,205)	37,283

Net (loss) income	$(50,040)	$399	$(109,544)	$55,588

(Loss) earnings per share:
Basic	$(2.17)	$0.02	$(4.76)	$2.41

Diluted	$(2.17)	$0.02	$(4.76)	$2.41

Average shares outstanding:
Basic	23,014	22,945	22,999	22,946

Diluted	23,014	22,945	22,999	22,946

Depreciation and amortization	$13,564	$13,801	$54,457	$50,860

CARBO Ceramics Fourth Quarter and Fiscal 2015 Earnings Release

January 28, 2016

Supplemental Income Statement

(Break-out of miscellaneous charges and other production costs)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Revenues	$56,768	$167,798	$279,574	$648,325
Cost of sales	60,464	124,115	274,554	461,682
Slowing and idling production	8,566	—	33,724	—
Other charges	2,966	2,565	27,421	5,363

Gross (loss) profit	(15,228)	41,118	(56,125)	181,280
SG&A expenses	14,653	18,575	58,441	72,535
Start-up costs	797	—	797	811
Loss on disposal or impairment of assets	44,259	10,215	44,111	15,079
Other charges	1,644	—	3,758	—

Operating (loss) profit	(76,581)	12,328	(163,232)	92,855
Other (expense) income, net	(317)	(326)	(517)	16

(Loss) income before income taxes	(76,898)	12,002	(163,749)	92,871
Income tax (benefit) expense	(26,858)	11,603	(54,205)	37,283

Net (loss) income	$(50,040)	$399	$(109,544)	$55,588

Balance Sheet Information

	December 31, 2015	December 31, 2014
	(in thousands)
Assets
Cash and cash equivalents	$78,866	$24,298
Deferred income taxes	53,627	11,348
Other current assets	156,916	301,965
Property, plant and equipment, net	537,731	568,716
Goodwill	3,500	12,164
Intangible and other assets, net	9,861	15,735

Total assets	$840,501	$934,226

Liabilities and Shareholders’ Equity
Bank borrowings	$88,000	$25,000
Derivative instruments (current)	6,240	—
Other current liabilities	31,050	52,415
Deferred income taxes	67,990	80,754
Derivative instruments (noncurrent)	4,915	—
Shareholders’ equity	642,306	776,057

Total liabilities and shareholders’ equity	$840,501	$934,226

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458